SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2004

XTO ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10662	75-2347769
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

810 Houston Street, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(817) 870-2800

(Registrant’s telephone number, including area code)

Item 5. Other Events.

Producing Property Acquisitions

On January 8, 2004, XTO Energy Inc. announced that it has entered definitive agreements with multiple parties to acquire producing properties located primarily in East Texas and northern Louisiana for $249 million. The Company’s internal engineers estimate proved reserves to be 182 billion cubic feet of gas equivalent, of which approximately 50% are proved developed. The acquired properties will contribute about 30 million cubic feet of natural gas equivalent per day (MMcfe/d) to the Company’s production base. Development activities are expected to increase production on these properties to 40 MMcfe/d by year end 2004.

A copy of the news release is filed as Exhibit 99.1.

2004 Capital Budget

Also, on January 8, 2004, XTO Energy announced that its Board of Directors approved a 2004 capital budget for development and acquisition expenditures of $1.15 billion. The Company will dedicate $650 million to producing property acquisitions, of which $249 million was announced per above. The Company plans to spend about $500 million for development and exploration, slightly above the 2003 level.

A copy of the news release is filed as Exhibit 99.2.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is filed as part of this Current Report of Form 8-K:

Exhibit Number and Description

99.1   News Release dated January 8, 2004, Number 04-01

99.2   News Release dated January 8, 2004, Number 04-02

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: January 8, 2004	By:	/s/ BENNIE G. KNIFFEN

Bennie G. Kniffen
Senior Vice President and Controller